Exhibit 99.1

For Release Thursday, August 12, 2004; 7:00 AM EDT

FDA IGNORES PANEL RECOMMENDATION AND DETERMINES CYBERONICS’ EXPEDITED REVIEW
DEPRESSION PMA-SUPPLEMENT NOT APPROVABLE

4.4 Million Americans with treatment-resistant depression left with no long-term treatment option

HOUSTON, Texas, August 12, 2004 — Cyberonics, Inc. (NASDAQ:CYBX) today announced that late yesterday it was notified by FDA in writing that “notwithstanding their (the Neurological Devices Panel’s) recommendation, we regret to inform you that (your) PMA-Supplement, absent additional information, must be considered not approvable.” FDA’s stated reasons included worsening depression, potential biases stemming from a non-randomized control and an inability to distinguish one-year VNS effects from placebo and concomitant treatment effects.

“We are shocked and bewildered by FDA’s decision to ignore its expert Advisory Panel’s recommendation,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “FDA’s Center for Neurological and Restorative Devices had no prior depression experience before the VNS submission and as a result, FDA deputized four of the seven voting members of its expert Advisory Panel. All four of these deputized members were psychiatrists, including three who also serve on the antidepressant drug Advisory Panel. All of the reasons cited in yesterday’s not-approvable letter were addressed at the Panel meeting on June 15 prior to the Panel’s vote recommending approval. FDA has now chosen inexplicably to ignore not only the recommendation of its panel of experts, but also the strong recommendations of numerous psychiatric thought leaders and the compelling testimony and needs of people with treatment-resistant depression who today have no long-term treatment for their lifelong and life-threatening illness.”

“Depression is the leading cause of disability for women in the U.S., and every month an estimated 2,500 Americans with treatment-resistant depression commit suicide,” continued Mr. Cummins. “The VNS studies targeted patients with extreme treatment-resistant depression that are excluded from other antidepressant studies, including studies of electro-convulsive therapy (ECT). Despite the extreme treatment resistance of the VNS patients, after one year of treatment, one out of six were depression free and 56% had realized a meaningful benefit. Most importantly, approximately 70% of the VNS responders sustained their response out to two years. By comparison, an active control group of similarly resistant patients treated for one year with currently available treatments (no VNS) predictably showed minimal response and no sustained response. Once again, FDA’s specially chosen Advisory Panel of experts considered this one-year data to be compelling and sufficient to recommend approval.”

“This is the first Expedited Review PMA-Supplement in history with a favorable Panel recommendation that has been determined by FDA to be not approvable,” concluded Mr. Cummins. “In its letter, FDA seems to be rationalizing its unprecedented decision based on FDA’s seemingly arbitrary preference for a randomized controlled study that is neither required by the regulations nor the norm in the majority of device approval precedents reported by FDA in a recent CDRH Staff College Report. Apparently, FDA believes that the absence of a randomized control is adequate justification to leave 4.4 million Americans at significant suicide risk without a treatment option. FDA’s expert Advisory Panel, people living with treatment-resistant depression, psychiatric thought leaders, payers and all of us at Cyberonics strongly disagree.”

“We are in the process of arranging a meeting with senior FDA management to discuss their letter,” commented David S. Wise, Cyberonics’ Vice President and General Counsel. “We are actively considering all regulatory and legal options, including those successfully employed by other device companies to reverse inexplicable decisions and obtain PMA approvals.”

CONFERENCE CALL

A conference call to discuss this press release will occur at 9:00 AM EDT on Thursday, August 12, 2004. The conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 9431944; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Thursday, August 12, 2004 through August 26, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 9431944.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 27,000 epilepsy patients in 24 countries have accumulated over 79,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

CONTACT INFORMATION

Pamela B. Westbrook Vice President of Finance and CFO Cyberonics, Inc. 100 Cyberonics Blvd. Houston, TX 77058 Main: (281) 228-7200 Fax: (281) 218-9332 pbw@cyberonics.com	Helen Shik Vice President Schwartz Communications 230 Third Avenue Waltham, MA 02154 Main: (781) 684-6587 Fax: (781) 684-6500 hshik@schwartz-pr.com

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